Exhibit 10.25

PNA INTERMEDIATE HOLDING CORPORATION,

as Issuer

SENIOR FLOATING RATE TOGGLE NOTES DUE 2013

INDENTURE

DATED AS OF FEBRUARY 12, 2007

THE BANK OF NEW YORK,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Section Indenture
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6; 7.7
(c)	7.6; 11.2
(d)	7.6
314(a)	4.3; 11.5
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	9.1, 10.4, 10.5
(e)	11.5
(f)	N.A.
315(a)	7.1
(b)	1.1, 7.5; 11.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a) (last sentence)	2.9
(a)(1)(A)	6.4
(a)(1)(B)	6.5
(a)(2)	N.A.
(b)	6.7
(c)	2.13
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.3
318(a)	11.1
(b)	N.A.
(c)	11.1

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF NOTATIONAL GUARANTEE
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

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This Indenture, dated as of February 12, 2007, is between PNA Intermediate Holding Corporation, a Delaware corporation (the “Company” or the “Issuer”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) the Issuer’s Senior Floating Rate Toggle Notes due 2013 issued on the date hereof that contain the restrictive legend in Exhibit A (the “Initial Notes”), (ii) Exchange Notes issued in exchange for the Initial Notes pursuant to the Registration Rights Agreement or pursuant to an effective registration statement under the Securities Act without the restrictive legend in Exhibit A (the “Exchange Notes”) and (iii) Additional Notes issued from time to time as either Initial Notes or Exchange Notes (together with the Initial Notes and any Exchange Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes on the Issue Date) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of Section 4.11, any Person directly or indirectly owning 10% or more of the outstanding Capital Interests of the Company and any Person who is a Permitted Holder will be deemed an Affiliate.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law);

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by Section 5.1 that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $1.0 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of equipment no longer used in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(h) any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(i) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $2.0 million shall be evidenced by an Officers’ Certificate, and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(j) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(l) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(m) foreclosures on assets not otherwise resulting in a Default or Event of Default;

(n) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(o) licensing of intellectual property in accordance with industry practice in the ordinary course of business and consistent with past practice;

(p) any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction; or

(q) sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (q), Purchase Money Notes will be deemed to be cash).

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Attributable Debt” under this Indenture in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such Disinterested Directors, and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Cash Interest” means interest on the Notes paid entirely in cash.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto.

“Change of Control” means the occurrence of any of the following events:

(a) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company; or

(b) after the consummation of an initial public offering of the Company or any direct or indirect parent of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or such parent (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of a majority of the directors of the Company or such parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s or such parent’s Board of Directors then in office;

(c) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Company or (y) a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders; or

(d) the Company ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, 100% of the issued and outstanding Capital Stock of PNA Group (except to the extent PNA Group is merged with or into the Company in accordance with the terms of this Indenture).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” or “Issuer” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any person for any period:

(a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(i) Consolidated Net Income;

(ii) Consolidated Non-cash Charges;

(iii) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(iv) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(v) facility closure and severance costs and charges;

(vi) impairment charges, including the write-down of Investments;

(vii) restructuring expenses and charges;

(viii) acquisition integration expenses and charges to the extent incurred prior to the Reference Date; and

(ix) any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Debt permitted to be Incurred by this Indenture (whether or not successful) or related to this offering of the Notes or the issuance of the PNA Notes;

(b) less non-cash items increasing Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice, and (ii) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation to any Asset Sales or other dispositions or Asset Acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Debt), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period.

For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger, consolidation or discontinued operations (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) in the case of item (B) above, that such adjustment or adjustments are based on the reasonable good faith belief of the Officer executing such Officers’ Certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(a) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(b) if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(a) Consolidated Interest Expense; and

(b) the product of (i) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, (x) if such Person is not a corporation, the Permitted Tax Payments of such Person for such period or (y) if such Person is a corporation, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount and the amortization of any original issue discount and the payment of non-cash interest relating to the Notes;

(b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP;

(iii) all capitalized interest of such Person and its Restricted Subsidiaries for such period;

(iv) less, interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of bridge commitment and other financing fees.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent including in calculating such net income, by excluding, without duplication:

(i) all extraordinary or nonrecurring gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(iii) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

(v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.7, the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii) any fees and expenses paid in connection with the issuance of the Notes;

(viii) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(ix) any net after-tax gains or losses attributable to the early extinguishment of Debt;

(x) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133; and

(xii) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of Section 4.7, the amortization of any original issue discount and the payment of non-cash interest relating to the Notes shall be excluded.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Net Debt of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the then most recent Four Quarter

Period, in each case with such pro forma adjustments to Consolidated Total Net Debt and Consolidated Cash Flow Available for Fixed Charges as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Total Net Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding Hedging Obligations and any undrawn letters of credit issued in the ordinary course of business) less the amount of cash and Eligible Cash Equivalents that would be stated on the consolidated balance sheet of the Company as of such date of determination.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.2 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means PNA Group’s Senior Secured Revolving Credit Facility, dated as of May 9, 2006, among PNA Group, the Lenders party thereto, Bank of America, N.A. as agent and Banc of America Securities LLC as the sole lead arranger and book manager, together with all related notes, letters of credit, collateral documents, guarantees and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

“Currency Hedge Obligations” means the obligations of a Person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s exposure to fluctuations in foreign currency exchange rates on Debt permitted under this Indenture.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, and whether or not contingent, the following: (i) all indebtedness of such Person for money borrowed, excluding any trade payables, other current liabilities incurred in the normal course of business and any liability for federal, state or local income taxes or other taxes owed by such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit for workers’ compensation or similar obligations that are secured by cash obligations), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Currency Hedge Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Noncash Consideration” means the fair market value of any noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Interests of the Company or any direct or indirect parent company of the Company, as applicable (other than Redeemable Capital Interests), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of Section 4.7.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Company or is an employee of the Company.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is formed or otherwise incorporated in the United States or a State thereof or the District of Columbia.

“DTC” means The Depository Trust Company (55 Water Street, New York, New York).

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the Holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi), and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the Preamble.

“Exchange Offer” means an offer that may be made by the Issuer pursuant to the Registration Rights Agreement to exchange Notes bearing the Restricted Notes Legend for the Exchange Notes.

“Exchange Offer Registration Statement” has the meaning given to such term in the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital (or equivalent); and

(2) the sale (other than to a Subsidiary or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Interests (other than Redeemable Capital Interests or Designated Preferred Stock) of the Company,

in each case, designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contribution is made or such Capital Stock is sold, as the case may be, which amounts shall be excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under Section 4.7.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Board of Directors determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Reference Date.

“Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Global Notes” means the Notes in global form that are in the form of Exhibit A hereto.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Subsidiary of the Company that executes a Note Guarantee or supplemental indenture in accordance with the provisions of this Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered in the Note Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt (including the PIK Notes) of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Initial Purchasers” means Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., UBS Securities LLC and Jefferies & Company, Inc. and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes on the Issue Date and any similar purchase agreement in connection with any Additional Notes.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include May 14, 2007.

“Interest Rate Protection Agreements” means, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any Interest Rate Protection Agreements.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a “keep-well” with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits in the normal course of business.

“Issuer” or “Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Issue Date” means February 12, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date in a place of payment is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Date. If at least two such offered quotations are so provided the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, then the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Agreement” means the corporate advisory services agreement by and among PNA Group and the Permitted Holders as in effect on the Reference Date.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to this Indenture.

“Notes” has the meaning set forth in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities of any kind payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Issuer.

“Permitted Business” means any business similar in nature to any business conducted by the Issuer and the Restricted Subsidiaries on the Reference Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Issuer on the Issue Date and the Restricted Subsidiaries on the Reference Date, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Debt” means

(i) Debt Incurred pursuant to any Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $300.0 million and (y) the sum of (A) 70% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (in each case, determined by the book value set forth on the consolidated balance sheet of the Company for the fiscal quarter immediately preceding the date on which such Debt is Incurred for which internal financial statements are available) and, in each case, minus (A) any amount used from and after the Reference Date to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to Section 4.10 and (B) any Qualified Receivables Transaction permitted to be incurred pursuant to clause (xx) hereof;

(ii) Debt outstanding under the Notes on the Issue Date (and any Exchange Notes pursuant to the Registration Rights Agreement), including any PIK Notes issued from time to time to pay PIK Interest (including Additional Interest) in accordance with the terms of this Indenture, together with any Guarantees of such Notes, and contribution, indemnification and reimbursement obligations owed by the Company in respect of amounts paid or payable on such Notes;

(iii) Debt of the Company outstanding at the time of the Issue Date or of any Restricted Subsidiary outstanding at the time of the Issue Date (in each case, other than clause (i) or (ii) above);

(iv) Debt owed to and held by the Company or a Restricted Subsidiary;

(v) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary of the Company;

(vi) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with Section 4.9 and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(vii) Debt incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(viii) Debt under Swap Contracts and Currency Hedge Obligations;

(ix) Debt owed by the Company to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of this Indenture;

(x) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt under this clause (x), provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $50.0 million in the aggregate;

(xi) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture;

(xii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

(xiv) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $35.0 million at any time outstanding, which Debt may be Incurred under a Credit Agreement;

(xv) Acquired Debt of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that such Debt is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that (i) with respect to the Company and its Restricted Subsidiaries (other than PNA Group and its Restricted Subsidiaries), after giving effect to such acquisition and the Incurrence of such Debt the Company would be permitted to Incur at least $1.00 of additional Debt and (ii) with respect to PNA Group and its Restricted Subsidiaries, PNA Group would be permitted to Incur at least $1.00 of additional Debt, in the case of each of (i) and (ii) pursuant to the applicable Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph Section 4.9;

(xvi) Refinancing Debt;

(xvii) Debt consisting of promissory notes issued by the Company to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance purchases or redemptions of shares of, or options to purchase shares of, common stock of the Company or any direct or indirect parent company of the Company made in reliance on clause (iv) of the second paragraph of Section 4.7;

(xviii) Debt of the Company or any of its Restricted Subsidiaries arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business and consistent with past practices; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

(xix) Debt of the Company or a Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business and consistent with past practices;

(xx) Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness; and

(xxi) Debt of any Restricted Subsidiary of the Company, the net proceeds of which are used to defease the PNA Notes in accordance with the PNA Group Indenture.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xvi) of this definition of “Permitted Debt.”

“Permitted Holders” means Platinum Equity Advisors, LLC, a Delaware limited liability company, or any of its Affiliates.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Eligible Cash Equivalents;

(d) Investments in property and other assets owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Swap Contracts and Currency Hedge Obligations;

(h) non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under Section 4.10;

(i) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j) Investments by the Company or any Restricted Subsidiary (other than in an Affiliate) not otherwise permitted under this definition, in an aggregate amount at any one time outstanding not to exceed $55.0 million;

(k) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (k), not to exceed $45.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (k) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (e) above and shall cease to have been made pursuant to this clause (k) for so long as such Person continues to be a Restricted Subsidiary;

(l) loans and advances (including for travel and relocation) to employees in an amount not to exceed $5.0 million in the aggregate at any one time outstanding;

(m) Investments the payment for which consists solely of Capital Interests of the Company;

(n) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of Property not constituting an Asset Sale;

(o) any acquisition of assets or Capital Interests solely in exchange for the issuance of Capital Interests (other than Disqualified Stock) of the Company;

(p) any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests;

(q) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice; and

(r) Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) of Debt otherwise permitted by Section 4.9.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) Liens that secure Obligations incurred pursuant to clause (i) of the definition of “Permitted Debt” (and any related Currency Hedge Obligations permitted under this Indenture);

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate re-serves are being maintained, to the extent required by GAAP);

(d) any statutory warehousemen’s, materialmen’s, landlord’s or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) any title exception, easement, right-of-way, lease, sublease or other similar Lien that does not materially impair the use or value of the property subject thereto in its use in the business of the Company or a Restricted Subsidiary thereof;

(f) Liens on property or other assets (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice, or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) (other than any Lien imposed in connection with the Company’s 401(k) Plan), or (iv) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

(i) other Liens incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets that do not materially impair the use or value of the property subject thereto in its use in the business of the Company or such Restricted Subsidiary;

(j) Liens securing obligations under Swap Contracts, and Currency Hedge Obligations Incurred in connection with managing interest or currency risk resulting from or related to a Credit Agreement;

(k) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) through (j); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(l) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(m) licenses of intellectual property granted in the ordinary course of business;

(n) Liens to secure Capital Lease Obligations permitted to be incurred pursuant to clause (x) of the definition of “Permitted Debt”;

(o) Liens in favor of the Company or any Guarantor;

(p) Liens in favor of an issuer of surety bonds or letters of credit issued pursuant to the re-quest of and for the account of such Person in the ordinary course of its business;

(q) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(s) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the

Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(t) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(u) Liens to support trade letters of credit issued in the ordinary course of business;

(v) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(w) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company, including rights of offset and set-off;

(x) Liens from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(y) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(z) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(aa) Liens arising from UCC financing statements regarding leases;

(bb) Liens to secure any Refinancing Debt (or successive Refinancing Debt) as a whole, or in part, of any Debt secured by any Lien; provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof), and

(B) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Debt at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any reasonable fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(cc) Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed $20.0 million;

(dd) Liens on the Capital Interests of a Receivable Subsidiary and accounts receivable and related assets described in the definition of Qualified Receivables Transaction, in each case, incurred in connection with a Qualified Receivables Transaction; and

(ee) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Interest” means interest on the Notes paid entirely by increasing the principal amount of the out-standing Notes or by issuing additional PIK Notes.

“PIK Notes” means additional Notes issued in connection with the payment of PIK Interest.

“PIK Payment” means an increase in the outstanding principal amount of the Notes or the issuance of PIK Notes on the same terms and conditions as the Notes being issued on the Issue Date.

“PNA Group Indenture” means the indenture governing the PNA Notes.

“PNA Intermediate Holding Corporation Offering Memorandum” means the final offering memorandum, dated February 6, 2007, relating to the offering of the Company senior floating rate toggle notes due 2013.

“PNA Notes” means the 10 3/4% Senior Notes due 2016 of PNA Group, Inc.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Issuance” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company, other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Qualified Equity Issuance Net Proceeds” means the aggregate cash proceeds received by the Company in respect of any Qualified Equity Issuance, net of the direct costs relating to such Qualified Equity Issuance (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any taxes paid or payable as a result thereof.

“Qualified Equity Issuance Offer” shall have the meaning set forth in Section 3.10.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Board of Directors of the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“quarterly” means each three-month period, or any portion thereof, beginning on February 15, May 15, August 15 and November 15.

“Real Estate Affiliates” means any direct or indirect subsidiary of Travel Holding Corporation that owns real estate that is leased to the Company or any of its Subsidiaries and whose results of operations are consolidated with the Company in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46”) or any comparable provision.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

(2) that is designated by the Board of Directors as a Receivable Subsidiary pursuant to a Board of Directors’ resolution set forth in an Officers’ Certificate and delivered to the Trustee;

(3) that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.21;

(4) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time re-course to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Debt”);

(5) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and under-standings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

(6) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables

Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.7. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Reference Date” means August 15, 2006.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated the date of this Indenture, among the Company and the Initial Purchasers and any similar agreement entered into in connection with any Additional Notes.

“Representative Amount” means a principal amount of not less than U.S. $1.0 million for a single transaction in the relevant market at the relevant time.

“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within the Corporate Trust Division - Corporate Finance Unit (or any successor unit or department) of the Trustee assigned to the Corporate Trust Office of the Trustee. The term “responsible officer” as used in Section 315(d) and 315(b) of the TIA means any officer of the Trustee, including any trust officer or assistant trust officer of the Trustee or any person performing similar functions.

“Restricted Notes Legend” means the legend identified as such in Exhibit A hereto.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than (i) dividends, distributions or payments made solely in Qualified Capital Interests in the Company) and (ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, re-deem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

provided, however, the transactions contemplated under the heading “Use of Proceeds” in the PNA Intermediate Holding Corporation Offering Memorandum shall not constitute “Restricted Payments”.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture. For the avoidance of doubt, no Real Estate Affiliate shall be a Restricted Subsidiary (by operation of FIN 46 or otherwise) unless so designated by the Company.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back by the Company or a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Note” means the secured subordinated promissory note, dated May 9, 2006, issued by Travel Holding Corporation to Pressaug North America, Inc. in the principal amount of $12.0 million, as in effect on the Issue Date.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company on the Issue Date and its Restricted Subsidiaries as of the Reference Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Spread” means 7.00%, plus, for each Interest Period commencing (1) on or after the earlier of (i) the date that is 90 days following the consummation of a Qualified Equity Issuance and (ii) the first anniversary of the Issue Date, and prior to the first anniversary of the date that is 90 days following the consummation of a Qualified Equity Issuance or the second anniversary of the Issue Date, as applicable, 0.50%, and (2) on or after (i) the first anniversary of the date that is 90 days following the consummation of a Qualified Equity Issuance or (ii) the second anniversary of the Issue Date, as applicable, an additional 0.50%.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Board of Directors of the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Successor Entity” means a corporation or other entity that succeeds to and continues the business of PNA Intermediate Holding Corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Total Assets” means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means the “Transactions” as defined in the PNA Intermediate Holding Corporation Offering Memorandum.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Trustee” has the meaning set forth in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any under-taking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivables Subsidiary any Standard Securitization Undertakings) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivables Subsidiary any Standard Securitization Undertakings), and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity (except in the case of a Receivables Subsidiary any Standard Securitization Undertakings); and

(2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“AHYDO Redemption Date”	3.11
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“covenant defeasance”	8.3
“Custodian”	6.1
“defeasance”	8.2
“Discharge”	8.2
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Expiration Date”	3.9
“Mandatory Principal Redemption”	3.11
“Mandatory Principal Redemption Amount”	3.11
“Note Register”	2.3
“Offer Amount”	3.9
“Purchase Date”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“redemption date”	3.1
“Registrar”	2.3
“Regulation S”	2.1
“Regulation S Global Note”	2.1
“Rule 144A”	2.1
“Surviving Entity”	5.1

SECTION 1.3 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Issuer, the Guarantors and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4 Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section or Article refers to such Section or Article of this Indenture;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(8) for the avoidance of doubt, any references to “interest” shall include any Additional Interest (as defined in the Registration Rights Agreement) that may be payable.

(b) All percentages resulting from the calculation of the applicable LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g. 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

ARTICLE II

THE NOTES

SECTION 2.1 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof.

Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b) The Initial Notes are being issued by the Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Notes Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as custodian for the Depositary.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian as custodian for the Depositary or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the fore-going, nothing herein shall prevent the Issuer, the Trustee or any Agent or other agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(d) Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2 Execution and Authentication.

An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by one Officer directing the Trustee to authenticate and deliver the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.8 hereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

SECTION 2.3 Registrar; Paying Agent and Calculation Agent.

The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee and the Holders of the name and address of any Agent not a party to this Indenture. The Issuer or any Guarantor, if any, may act as Paying Agent or Registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of Section 317(b) of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent.

The Issuer initially appoints the Trustee to act as the Registrar, Paying Agent and Calculation Agent and initially appoints the Corporate Trust Office of the Trustee as the office or agency of the Company for such purposes and as the office or agency of the Company where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served and the Trustee as the agent of the Issuer to receive such notices and demands.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4 Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in Section 6.1(8) hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6 Book-Entry Provisions for Global Securities.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary to issue such Certificated Notes.

(c) In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d) The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.6, 4.10, 4.14 and 9.5 hereto).

(iii) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary.

(vi) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2 hereof. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(vii) Each Holder agrees to provide reasonable indemnity to the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(viii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(h) The Registrar shall record in the Note Register the increase in aggregate principal amount at maturity of each Note as a result of any PIK Payment and the related interest payment date of such PIK Payment. No consent of the Holders shall be required for any such increase in principal amount of any Note or for the recording thereof in the Note Register. The Company shall not be required to execute, and the Trustee shall not be required to authenticate and deliver, any Note to reflect any such increase in the principal amount of any Note as a result of any PIK Payment (other than with respect to Certificated Notes (if any) in accordance with the following sentence), nor shall the Company, the Trustee or the Note Registrar be required to make any notation on any Note to reflect any such increase in principal amount (other than any notation on any Global Note that may be made by the Note Registrar in accordance with Section 2.6 hereof). If the Global Notes have been exchanged for Physical Notes in accordance with Section 2.6(b) of this Indenture, at any time after any PIK Payment in accordance with Section 1 of the Global Note, upon surrender for transfer or exchange of any Certificated Notes as provided in this Section 2.6(h), the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees or the Holder of such Certificated Notes, as the case may be, one or more new Certificated Notes in aggregate principal amount equal to the then current principal amount of the Certificated Notes being transferred or exchanged which principal amount shall reflect all increases in the principal amount thereof as a result of PIK Payments as recorded in the Note Register.

(i) The Registrar shall record on its books and records the increase in principal amount of each Global Note as a result of any PIK Payment and the related interest payment date of such PIK Payment and shall record such increase in the “Schedule of Increases or Decreases in Global Note” attached to such Global Note. No consent of the Holders shall be required for any such increase in principal amount of any Global Note or for the recording thereof on the Registrar’s books and records.

SECTION 2.7 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9 Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10 Temporary Notes.

Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by two Officers of the Issuer. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by two Officers authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11 Cancellation.

The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Issuer may not issue new Notes to replace Notes that they have redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer, unless by a written order, signed by an Officer of the Issuer, the Issuer shall direct that cancelled Notes be returned to it.

SECTION 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1 hereof. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13 Record Date.

The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316 (c).

SECTION 2.14 Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. laws of general application.

SECTION 2.15 CUSIP Number.

The Issuer in issuing the Notes may use a “CUSIP” and/or ISIN or other similar number, and if it does so, the Company may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee of any change in the CUSIP and/or ISIN or other similar number.

SECTION 2.16 Special Transfer Provisions.

Unless and until a Transfer Restricted Note is transferred or exchanged pursuant to an exemption under the Securities Act or under an effective registration statement under the Securities Act, the following provisions shall apply:

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S):

(i) The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto.

(ii) If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b) Transfers Pursuant to Regulation S. The Registrar shall register the transfer of any Regulation S Global Note without requiring any additional certification. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii) If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depository’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate, one or more Global Notes not bearing the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes that are Transfer Restricted Notes tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer.

Concurrently with the issuance of such Global Notes, the Registrar shall cause the aggregate principal amount of the applicable Transfer Restricted Notes to be reduced accordingly, and the Registrar shall deliver to the Persons designated by the Holders of Transfer Restricted Notes so accepted Global Notes not bearing the Restricted Notes Legend in the appropriate principal amount.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17 Issuance of Additional Notes.

The Company shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than (i) with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto and (ii) as may be necessary to permit customary escrow at issuance arrangements, if any, with respect to such Additional Notes (and, if such Additional Notes shall be issued in the form of Transfer Restricted Notes, other than with respect to transfer restrictions, any Registration Rights Agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9. The Initial Notes and any Additional Notes and all Exchange Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the Issue Date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3) whether such Additional Notes shall be Transfer Restricted Notes.

SECTION 2.18 Tax Treatment of the Notes.

Except to the extent otherwise required by law, the Company shall, and by acquiring a beneficial interest in the Notes, each beneficial owner of the Notes shall be deemed to have agreed to, treat the Notes as indebtedness subject to the Treasury Regulations governing variable rate debt instruments for U.S. federal income tax purposes. The Notes will be treated as having been issued with original issue discount.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Trustee) before a date fixed for redemption (the “redemption date”), an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

If the Issuer is required to make an offer to purchase Notes pursuant to Section 3.10, 4.10 or 4.14 hereof or is required to purchase the Notes pursuant to Section 3.11 hereof, it shall furnish to the Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Issuer or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $10.0 million or (b) a Change of Control has occurred, as applicable.

SECTION 3.2 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in a manner that complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000.

SECTION 3.3 Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the Redemption Price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name, telephone number and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4 Effect of Notice of Redemption.

Except as provided in Section 3.11, once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date. A notice of redemption may not be conditional.

SECTION 3.5 Deposit of Redemption of Purchase Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1 hereof.

SECTION 3.6 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.7 Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of their principal amount at maturity from the Issue Date up to (but not including) February 15, 2008 and thereafter at the percentage set forth below across from the corresponding year (expressed as a percentage of the principal amount at maturity of the Notes to be redeemed), plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Redemption Price
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

(b) The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Indenture and compliance with all applicable securities laws.

SECTION 3.8 Mandatory Redemption.

Except as set forth under Sections 3.9, 3.10, 3.11, 4.10 and 4.14 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9 Offer to Purchase Pursuant to an Asset Sale Offer or a Change of Control Offer.

In the event that the Issuer shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Issuer shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer, and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 hereof or Section 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Issuer shall irrevocably deposit with the Trustee or Paying Agent (other than the Issuer or an Affiliate of the Issuer) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.9. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, plus any accrued and unpaid interest, if any, thereon, and the Issuer shall promptly issue a new Note, and the Trustee, at the written request of the Issuer, shall authenticate and mail or deliver at the expense of the Issuer such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.10 Repurchase Offer upon Certain Equity Issuances.

The Issuer shall make an offer to all Holders of Notes to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased out of any Qualified Equity Issuance Net Proceeds at an offer price in cash in an amount equal to the greater of (x) 100% of the principal amount at maturity thereof, or (y) the Redemption Price applicable to such Notes on the date on which notice of such offer is given as set forth above under Section 3.7, in each case plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, unless the Issuer has given notice of redemption as described under Section 3.7 with respect to all the Notes. Not later than 60 days following the receipt of the Qualified Equity Issuance Net Proceeds from any Qualified Equity Issuance, unless the Issuer has given notice of redemption as described under Section 3.7, with respect to all the Notes, the Issuer will mail a notice to each Holder and provide a copy to the Trustee (a “Qualified Equity Issuance Offer”) stating:

(1) that a Qualified Equity Issuance has occurred, the amount of Qualified Equity Issuance Net Proceeds received by the Issuer, and that such Holder has the right to require the Issuer to purchase such Holder’s Notes or a pro rata portion thereof, as discussed below, at a purchase price in cash equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon and Additional Interest thereon, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Qualified Equity Issuance, and the maximum principal amount of Notes that may be purchased by the Issuer in the Qualified Equity Issuance Offer;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

If more Notes are tendered pursuant to a Qualified Equity Issuance Offer than the Issuer is required to purchase, the principal amount of the Notes to be purchased will be determined pro rata based on the principal amount so tendered and the selection of the actual Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable or by any other method the Trustee shall deem fair and appropriate; provided, however, that no Notes of $2,000 or less shall be purchased in part.

A Qualified Equity Issuance Offer may be made in advance of a Qualified Equity Issuance, conditional upon such Qualified Equity Issuance, if a definitive agreement is in place for the Qualified Equity Issuance at the time of making of the Qualified Equity Issuance Offer.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Qualified Equity Issuance Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Indenture applicable to a Qualified Equity Issuance Offer, the Issuer will comply with such securities laws and regulations and will not be deemed to have failed to make a Qualified Equity Issuance Offer or purchase Notes pursuant thereto as described above by virtue thereof.

The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Qualified Equity Issuance may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

SECTION 3.11 Repurchase Relating to Applicable High Yield Discount Obligations.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the date of the Notes’ issuance (the “AHYDO Redemption Date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount at maturity of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to the AHYDO Redemption Date pursuant to any other provision of the Indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO Redemption Date.

ARTICLE IV

COVENANTS

SECTION 4.1 Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.2 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof.

SECTION 4.3 Provision of Financial Information.

So long as any Notes are outstanding (unless defeased in a defeasance), the Company will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the Holders of Notes all quarterly and annual financial statements in the form included in the PNA Intermediate Holding Corporation Offering Memorandum prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided, however, that such information and such reports shall not be required to comply with: (i) Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, and related Items 307 and 308 of Regulation S-K; (ii) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein; (iii) Section 3-10 of Regulation S-X so long as such financial statements provide substantially similar information with respect to nonguarantors as provided in the PNA Intermediate Holding Corporation Offering Memorandum or (iv) any segment reporting requirements (whether pursuant to GAAP or Regulation S-X) in greater detail than is provided in the PNA Intermediate Holding Corporation Offering Memorandum. Any reports on Form 10-Q shall be provided within 45 days after the end of each of the first three fiscal quarters and annual reports on Form 10-K shall be provided within 90 days after the end of each fiscal year; provided, however, that the annual report for the year ended December 31, 2006 shall be provided within 105 days of the end of such fiscal year. To the extent that the Company does not file such information with the Commission, the Company will distribute (or cause the Trustee to distribute) such information and such reports electronically to (a) any Holder of the Notes, (b) to any beneficial owner of the Notes who provides their email address to the Company and certifies that they are a beneficial owner of Notes, (c) to any prospective investor who provides their email address to the Company and certifies that they are a Qualified Institutional Buyer (as defined in the Securities Act) or (d) any securities analyst who provides their email address to the Company and certifies that they are a securities analyst.

For so long as any of the Notes remain outstanding, the Company will furnish to the Holders of the Notes and to prospective investors that certify that they are a QIB, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent that any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would (but for its or their being designated as an Unrestricted Subsidiary or Subsidiaries) constitute a Significant Subsidiary or Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information and, if requested by the Company, the Trustee will deliver such reports to the Holders under this Section 4.3.

Following the consummation of the Exchange Offer (as defined in the Registration Rights Agreement), whether or not required by the Commission, the Company will file a copy of all of the information and reports that would be required by the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors, if any, will, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any parent of the Company becomes a Guarantor or co-obligor of the Notes, the Company may satisfy its obligations under this Section 4.3 with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that, if required by Regulation S-X under the Securities Act, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Holders if it or any parent of the Company has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement) by the filing with the Commission of the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) and/or Shelf Registration Statement in accordance with the provisions of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of Section 4.3.

SECTION 4.4 Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture (including, with respect to any Restricted Payments made during such year, the basis upon which the calculations required by Section 4.7 were computed, which calculations may be based upon the Company’s latest available financial statements), and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5 Taxes; Insurance.

(a) The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

(b) The Company will, and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and with such deductibles and covering such risks (including fire, business interruption and other risks insured by extended coverage) as are adequate for their business (as determined by the Board of Directors), including, without limitation, public liability insurance against claims for personal injury, death or property damage occurring upon, about or in connection with the use of any properties owned, occupied or controlled by it as well as such other insurance as may be required by law.

SECTION 4.6 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7 Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, (x) the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in clause (i) of the first paragraph under Section 4.9 and (y) with respect to any Restricted Payment (other than an Investment in a Person that is not an Affiliate), the Consolidated Total Debt Ratio of the Company would be less than or equal to 3.5 to 1.0; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Reference Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vii), (viii), (ix), (xi), (xiii), (xiv), (xv), (xvi) and (xviii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal quarter during which the Reference Date occurred and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Reference Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, (x) Capital Interests or Debt sold to a Subsidiary of the Company and (y) the Excluded Contributions and contributions from the issuance of Designated Preferred Stock), plus

(3) an amount equal to the sum of (I) 100% of the aggregate net proceeds (including fair market value of property other than cash that would constitute Eligible Cash Equivalents) received by the Company or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in the calculation of Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iv), (vi), (vii), (viii), (x), (xi), (xii) or (xvii) immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this Section 4.7;

(ii) the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company that is subordinate in right of payment to the Notes out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company Incurred in accordance with this Indenture or (y) of Qualified Capital Interests of the Company;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any direct or indirect parent of the Company (or any payments to a direct or indirect parent company of the Company or PNA Group for the purposes of permitting any such repurchase) held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $2.0 million in any calendar year, provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $4.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests (excluding Designated Preferred Stock, Excluded Contributions and Redeemable Capital Interests) of the Company or any direct or indirect parent company of the Company or PNA Group (to the extent contributed to the Company) to employees of the Company and its Restricted Subsidiaries that occurs after the Reference Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of this Section 4.7; plus

(B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Reference Date;

(provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(v) repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Redeemable Capital Interests) issued after the Reference Date and the declaration and payment of dividends to any direct or indirect parent entity of the Company or PNA Group, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Redeemable Capital Interests) of any direct or indirect parent company of the Company or PNA Group issued after the Reference Date, the proceeds of which were contributed to the Company; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, (i) with respect to the Company, any direct or indirect parent of the Company, and any Restricted Subsidiary of the Company (other than PNA Group and its Restricted Subsidiaries), the Company would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (ii) with respect to PNA Group and its Restricted Subsidiaries, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, PNA Group would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Company from the sale of such Designated Preferred Stock (other than Redeemable Capital Interests) issued after the Reference Date;

(vii) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by any direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock or contributed to the Company by any direct or indirect parent of the Company from any public offering of common stock;

(viii) the payment of intercompany Debt, the Incurrence of which was permitted pursuant to Section 4.9;

(ix) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(x) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9 to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(xi) Restricted Payments that are made with any Excluded Contribution;

(xii) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those contained in Section 4.10 and Section 4.14 at a purchase price not greater than 101% of the principal amount at maturity thereof (in the case of a Change of Control) or 100% of the principal amount at maturity thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(xiii) other Restricted Payments not in excess of $7.5 million in the aggregate;

(xiv) the declaration and payment of dividends to, or the making of loans to any direct or indirect parent company of the Company required for it to pay:

(a) federal, state and local income taxes to the extent such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent directly attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case, the amount of such payments in any fiscal year does not exceed the amount that the Company and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year if the Company and the Restricted Subsidiaries had paid such taxes on a stand-alone basis;

(b) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Company to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and

(c) general corporate overhead expenses (including professional and administrative expenses) and franchise taxes and other fees, taxes and expenses required to maintain its corporate existence to the extent such expenses are directly attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

provided, however, that the aggregate amount of any payments made pursuant to clauses (b) and (c) above shall not exceed $1.0 million in any fiscal year;

(xv) any Restricted Payments made in connection with the consummation of the Transactions, including any payments or loans made to any direct or indirect parent to enable it to make such payments;

(xvi) the payment of fees and expenses in connection with a Qualified Receivables Transaction;

(xvii) any Restricted Payment to any direct or indirect parent company of the Company to pay interest when due and principal at its stated maturity with respect to the Seller Note;

(xviii) payments pursuant to the Management Agreement as in effect on the Reference Date and reasonable related expenses; and

(xix) the declaration and payment of dividends at any time and from time to time to holders of the Company’s common stock with the proceeds (net of discount and commissions to the Initial Purchasers) received by the Company from the sale of the Notes issued on the Issue Date.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this Section 4.7, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,”

the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

By way of clarification, while payments under the Management Agreement are not prohibited by this Section 4.7, any payments made pursuant to the Management Agreement will reduce Consolidated Net Income and thereby reduce the amount available for Restricted Payments pursuant to clause (c)(1) of the first paragraph under this Section 4.7.

Notwithstanding the foregoing provisions of this Section 4.7, if and to the extent PNA Group or any of its Restricted Subsidiaries would be permitted to make a Restricted Payment (as defined in the PNA Group Indenture) pursuant to the PNA Group Indenture to the extent the PNA Notes are outstanding at such time, PNA Group or such Restricted Subsidiary, as the case may be, shall be permitted to make under this Indenture a Restricted Payment permitted to be made hereunder.

SECTION 4.8 Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Reference Date, including those required by the PNA Group Indenture, the PNA Notes and the related guarantees thereof and the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Reference Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under this Indenture and the Notes;

(i) any encumbrance or restriction under the sale of assets, including, without limitation, any agreement for the sale or other disposition of a subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(j) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(l) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Indenture to be incurred;

(m) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature de-scribed in clause (iii) of the first paragraph of this Section 4.8;

(n) Debt of (A) the Company or (B) any Restricted Subsidiary of the Company, in each case that (x) is Incurred subsequent to the Reference Date pursuant to Section 4.9 and (y) an officer reasonably and in good faith determines at the time such Debt is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Company’s ability to satisfy its obligations under the Notes and this Indenture and any other Debt that is an obligation of the Company;

(o) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by this Indenture entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(p) any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction.

Nothing contained in this Section 4.8 shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.12 or (ii)

restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with this Indenture.

SECTION 4.9 Limitation on Incurrence of Debt.

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt), unless (i) with respect to the Company and its Restricted Subsidiaries (other than PNA Group and its Restricted Subsidiaries), immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than 2.0 to 1 and (ii) with respect to PNA Group and its Restricted Subsidiaries, the Consolidated Fixed Charge Coverage Ratio of PNA Group and its Restricted Subsidiaries would be greater than 2.0 to 1, and in the case of each of clauses (i) and (ii), determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period (as defined below) (other than any Debt Incurred under the revolving portion of a credit agreement), had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period.

If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition or designation had occurred on the first day of the Four Quarter Period.

If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this Section 4.9, (x) Debt Incurred under the Credit Agreement on the Reference Date shall initially be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” and may not later be re-classified and (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 4.9, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under the first paragraph of this Section 4.9, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt (including the issuance of PIK Notes) or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.9.

The Company and any Guarantor, if applicable, will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees, if applicable, to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

SECTION 4.10 Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, the PNA Notes or Guarantees thereof) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 4.0% of the Company’s total tangible assets at the time of receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 395 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to permanently repay Debt under the Credit Agreement or debt of a Restricted Subsidiary of the Company (and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto);

(2) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of the foregoing.

Notwithstanding the foregoing provisions of this paragraph, if during the 395-day period described in this paragraph, the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Cash Proceeds of any Asset Sale in the manner described in clauses (1)-(5) above of this paragraph, such 395-day period will be extended with respect to the amount of Net Cash Proceeds so committed until such Net Cash Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) but such extension will in no event be for a period longer than 180 days.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within sixty days thereof, the Company will make an Offer to Purchase to all Holders of Notes, and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to assets sales, equal to the Excess Proceeds; provided, however, that if an offer to repay or repurchase any Debt of any Restricted Subsidiary of the Company is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Debt tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset. Sale provisions of this Indenture by virtue of such compliance.

Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest and use such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

SECTION 4.11 Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company must obtain a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of this Indenture pursuant to Section 4.7 and Permitted Investments permitted under this Indenture;

(2) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;

(3) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) the issuance of Capital Interests (other than Redeemable Capital Interests) of the Company otherwise permitted hereunder;

(6) any agreement or arrangement as in effect on the Issue Date (other than the Management Agreement) and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the holders of the Notes in any material respect.

(7) transactions in which the Company delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and any relevant Restricted Subsidiaries;

(8) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Notes in any material respect as determined in good faith by the Board of Directors of the Company;

(9) the transactions described in the PNA Intermediate Holding Corporation Offering Memorandum and the payment of all fees and expenses in connection therewith;

(10) any contribution of capital to the Company;

(11) transactions permitted by, and complying with, Section 5.1;

(12) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;

(13) the payment to the Permitted Holders and any of their affiliates of annual management, consulting, monitoring and advisory fees pursuant to the Management Agreement in an aggregate amount not to exceed $5.0 million per year, and reasonable related expenses; and

(14) transactions effected as part of a Qualified Receivables Transaction.

Notwithstanding the foregoing provisions of this Section 4.11, and for so long as the PNA Notes are outstanding, if and to the extent any action by PNA Group or any of its Restricted Subsidiaries is not deemed to be an Affiliate Transaction (as defined in the PNA Group Indenture) under the PNA Group Indenture or is a transaction otherwise in compliance with Section 4.11 of the PNA Group Indenture, such action by PNA Group or such Restricted Subsidiary, as the case may be, shall not be deemed to be an Affiliate Transaction under this Indenture and, therefore, will not be subject to the provisions of this Section 4.11.

SECTION 4.12 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom without securing the Notes and all other amounts due under this Indenture (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

SECTION 4.13 Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a Board Resolution of the Board of Directors of the Company or by an Officers’ Certificate,

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with Section 4.9, and

(iii) at or after such time the Company and such Restricted Subsidiary also comply with Section 4.10.

SECTION 4.14 Offer to Purchase upon Change of Control.

Upon the occurrence of a Change of Control, the Issuer will make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount at maturity tendered, together with accrued interest, if any, to but not including the Purchase Date (the “Change of Control Payment”). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuer commences an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Issuer to effect such Offer to Purchase, so long as the Issuer has used and continues to use its commercial best efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase. The Issuer shall comply with the requirements of any applicable securities laws and any regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Purchase Date, the Issuer shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail (or wire transfer) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof. The Issuer will announce the results of the Change of Control Offer to all Holders on or as soon as practicable after the Change of Control Purchase Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) a notice of redemption has been given pursuant to this Indenture as described under Section 3.7, 3.9, 3.10 or 3.11.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

SECTION 4.15 Corporate Existence.

Subject to Section 4.14 and Article V hereof, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16 [Reserved]

SECTION 4.17 Business Activities.

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

SECTION 4.18 [Reserved].

SECTION 4.19 [Reserved].

SECTION 4.20 Additional Note Guarantees.

The Company will cause each of its Restricted Subsidiaries (other than Receivables Subsidiaries) that guarantees any Debt of the Company (other than Debt of the Company consisting of a Guarantee under the Credit Agreement and other Debt of the Company consisting solely of Guarantees of Debt of one or more of the Company’s Restricted Subsidiaries) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes on the terms and conditions set forth in the Indenture.

Each future Guarantee of the Notes by a Restricted Subsidiary is and will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.21 Limitation on Creation of Unrestricted Subsidiaries.

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) immediately after giving effect to such designation, either (x) the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under Section 4.9 or (y) the Consolidated Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than the Consolidated Fixed Charge Coverage Ratio immediately prior to such designation; and provided further that the Company could make a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12.

SECTION 4.22 Further Instruments and Acts.

Upon request by the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

ARTICLE V

SUCCESSORS

SECTION 5.1 Merger, Consolidation or Sale of Assets.

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, either (x) the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under clause (i) of the first paragraph of Section 4.9 or (y) the Consolidated Fixed Charge Coverage Ratio for the Surviving Entity would be greater than the Consolidated Fixed Charge Coverage Ratio for the Company immediately prior to such transaction; and

(iv) the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

The preceding clause (iii) will not prohibit:

(a) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under this Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to this Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

SECTION 5.2 Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company (and, if necessary, any co-issuer) is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.

Each of the following constitutes an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with Section 5.1;

(4) default in the performance, or breach, of any covenant or agreement of the Company in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes;

(5) a default or defaults under any bonds, debentures, notes or other evidences of Debt (including the PNA Notes but excluding the Notes) by the Company, PNA Group or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $15.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $15.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(6) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $15.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(7) (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law

(a) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

SECTION 6.2 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (7) of Section 6.1 occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.7 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.3 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Pursuant to Section 4.4, the Company is required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

SECTION 6.4 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5 Control by Majority.

The Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.6 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b) the Holders of at least 25% in aggregate principal amount at maturity of the then out-standing Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e) during such 60-day period the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

Any money collected by the Trustee pursuant to this Article VI and any money or other property distributable in respect of the Company’s obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section

SECTION 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in aggregate principal amount at maturity of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof or otherwise in accordance with the direction of the Holders of a majority in principal amount of outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.1.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor, if any, shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security and indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company or any Guarantor, if any, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.3 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in Section 310(b) of the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer’s or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

SECTION 7.5 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6 Reports by Trustee to Holders of the Notes.

Within 60 days after each June 1 beginning with the June 1, 2007, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7 Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of one such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and any Guarantors under this Section 7.7 shall survive the satisfaction and discharge or termination for any reason of this Indenture or the resignation or removal of the Trustee.

To secure the Issuer’s and, if any, the Guarantors’ obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.7 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount at maturity of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount at maturity of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount at maturity of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under and the Lien provided for in Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable.

SECTION 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer or the Guarantors, if any, are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11 Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12 Trustee’s Application for Instructions from the Issuer.

Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty Business Days after the date any officer of the Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13 Limitation of Liability.

In no event shall the Trustee, in its capacity as such or as Paying Agent or Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. The provisions of this Section shall survive satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Trustee.

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1 Option to Effect Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2 Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “defeasance”). For this purpose, defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(l); (b) the Issuer’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2 hereof; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including without limitation thereunder, under Section 7.7, 8.5 and 8.7 hereof and the Issuer’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

The Issuer and the Guarantors, if any, may terminate the obligations under this Indenture when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption (assuming, for purposes of such Discharge, that the interest rate for the period to the Stated Maturity or the date of redemption, as applicable, is the interest rate in effect on the date of the deposit);

(2) the Issuer has paid or caused to be paid all other sums then due and payable under this Indenture by the Issuer;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor, if any, is a party or by which the Issuer or any Guarantor, if any, is bound;

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

The Issuer may elect, at its option, to have its obligations discharged with respect to the outstanding Notes. Such defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Issuer’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of this Indenture.

SECTION 8.3 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.20, 4.21 and 5.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3) and (4) hereof shall not constitute Events of Default.

SECTION 8.4 Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance:

(1) the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes (assuming, for purposes of covenant defeasance only, that the interest rate for the period to the Stated Maturity or the date of redemption, as applicable, is the interest rate in effect on the date of the deposit);

(2) in the case of defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing) or, in the case of defeasance, either: (A) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, based upon existing precedents, if the matter were properly briefed, assuming no intervening bankruptcy of the Company or any Guarantor, if any, between the date of deposit and the 93rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 93rd day following the deposit, a court should hold that the deposit of monies and/or U.S. government obligations as provided in clause (1) would not constitute a preference voidable under Section 547 or 548 of the federal bankruptcy laws; or (B) no Default or Event of Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 93rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 93rd day);

(5) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the TIA (assuming all Notes are in default within the meaning of the TIA);

(6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Company is a party or by which the Company is bound; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Issuer, disbursement of such monies may be subject to the automatic stay of the Bankruptcy Code and monies disbursed to Holders may be subject to disgorgement in favor of the Issuer’s estate. Similar results may apply upon the insolvency of the Issuer during the applicable preference period following the deposit of monies in connection with defeasance.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 8.6 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.7 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1 Without Consent of Holders of the Notes.

Notwithstanding Section 9.2 of this Indenture, without the consent of any Holders, the Issuer, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to this Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in this Indenture and in the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes, including, in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes;

(5) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(8) to cure any ambiguity, defect or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under this Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company; or

(10) to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” in the PNA Intermediate Holding Corporation Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture or the Notes.

SECTION 9.2 With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes, the Issuer, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders under this Indenture, including the definitions herein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2) reduce the percentage in aggregate principal amount at maturity of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) subordinate, in right of payment, the Notes to any other Debt of the Company,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under this Indenture (other than in accordance with the terms of this Indenture).

The Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under this Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SECTION 9.3 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Issuer shall designate.

SECTION 9.5 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer and the Guarantors, if any, may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Issuer in accordance with its terms.

ARTICLE X

NOTE GUARANTEES

SECTION 10.1 Note Guarantees.

On the Closing Date, there will not be any Guarantors.

(a) Each Guarantor made party to this Indenture will, jointly and severally, fully, unconditionally and irrevocably, guarantee the Notes and obligations of the Issuer hereunder and thereunder, and guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees will be a guarantee of payment and not of collection.

(b) Each Guarantor made party to this Indenture will agree that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor made party to this Indenture will waive the benefits of diligence, presentment, demand for payment, filing of claims a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenant that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture. Each of the Guarantors made party to this Indenture will agree that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor made party to this Indenture will agree that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, if any, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor made party to this Indenture will further agree that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

SECTION 10.2 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.1, each Guarantor made party to this Indenture will agree that a notation of such Note Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such officer, board member or director before the Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member or director.

Each Guarantor made party to this Indenture will agree that its Note Guarantee set forth in Section 10.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors, if any.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

SECTION 10.3 Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4 Limitation of Guarantors’ Liability.

Each Guarantor made party to this Indenture will confirm and by its acceptance thereof each Holder will confirm that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors made party to this Indenture will irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

SECTION 10.5 Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in Section 10.6 hereof, a Guarantor made party to this Indenture may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) immediately after giving effect to such transactions, no Default or Event of Default exists; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture pursuant to a supplemental indenture satisfactory to the Trustee; or

(B) the Net Proceeds of any such sale or other disposition of such Guarantor are applied in accordance with the provisions of Section 4.10 hereof; and

(3) the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, other disposition, consolidation or merger complies with the requirements of the Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee, if any, and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, if any, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles IV and V hereof, and notwithstanding clauses (1) and (2) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor made party to this Indenture with or into the Issuer or another Guarantor made party to this Indenture, or shall prevent any sale or conveyance of the property of a Guarantor made party to this Indenture as an entirety or substantially as an entirety to the Issuer or another Guarantor made party to this Indenture.

SECTION 10.6 Releases Following Sale of Assets.

Any Guarantor made party to this Indenture shall be released and relieved of any obligations under its Note Guarantee, (1) in connection with any sale or other disposition by the Issuer or any Subsidiary of the Issuer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the Issuer or the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the provisions of Section 4.10 hereof; or (2) in connection with any sale of all of the Capital Stock of a Guarantor made party to this Indenture by the Issuer or any Subsidiary of the Issuer to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the Issuer applies the Net Proceeds of that sale in accordance with the provisions of Section 4.10 hereof. Upon de-livery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor made party to this Indenture from its obligations under its Note Guarantee.

Any Guarantor made party to this Indenture not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor, if any, under this Indenture as provided in this Article X.

SECTION 10.7 Release of a Guarantor.

Any Guarantor made party to this Indenture that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Note Guarantee without any further action on the part of the Trustee or any Holder. The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of the Company’s request for such release accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.7. Any Guarantor made party to this Indenture not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Note Guarantee.

SECTION 10.8 Benefits Acknowledged.

Each Guarantor made party to this Indenture will acknowledge that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.9 Future Guarantors.

Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.20 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 11.2 Notices.

Any notice or communication by the Issuer, any Guarantor, if any, or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Issuer or any Guarantor:

PNA Intermediate Holding Corporation

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

Facsimile: (678) 352-2441

Attention: Chris J. Moreton

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-9214

Attention: Cristopher Greer

If to the Trustee:

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Facsimile: (212) 815-5704

Attention: Corporate Trust Division - Corporate Finance Unit

The Issuer and the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.3 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, any Guarantor, if any, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.4 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Issuer shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.5 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.6 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.7 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Notes or this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

SECTION 11.8 Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY. The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, any Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, ANY NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.9 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10 Successors.

All agreements of the Issuer in this Indenture and the Notes and any Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 11.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 11.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

[Signatures on following page]

SIGNATURES

Dated as of February 12, 2007

PNA INTERMEDIATE HOLDING CORPORATION

By:	/s/ Eva Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President & Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Geovanni Barris
	Name:	Geovanni Barris
	Title:	Vice President

EXHIBIT A

FORM OF NOTE

(Face of Senior Floating Rate Toggle Note)

PNA Intermediate Holding Corporation

Senior Floating Rate Toggle Notes due 2013

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

[Original Issue Discount Legend]

PURSUANT TO SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. TO OBTAIN (I) THE ISSUE PRICE OF THIS SECURITY, (II) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, (III) THE ISSUE DATE, OR (IV) THE YIELD TO MATURITY, CONTACT THE COMPANY’S CHIEF FINANCIAL OFFICER AT 400 NORTHRIDGE ROAD, SUITE 850, ATLANTA, GEORGIA, OR BY PHONE AT (770) 641-6460.

INITIAL NOTES:

No.	CUSIP NO. [144A: 693463 AA 9/REG S: U72786 AA 1]

ISIN: [144A: US693463AA91/REG S: USU72786AA18]

EXCHANGE NOTES:

CUSIP NO. [693463 AB7]

ISIN: [US 693463AB74]

PNA Intermediate Holding Corporation

promises to pay to Cede & Co. or registered assigns, the principal sum of [            ] Dollars ($            ) on February 15, 2013.

Interest Payment Dates: February 15, May 15, August 15 and November 15, commencing on May 15, 2007

Record Dates: February 1, May 1, August 1 and November 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

PNA INTERMEDIATE HOLDING CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Senior Floating Rate Toggle Notes

referred to in the within-mentioned Indenture:

Dated:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

(Reverse of Senior Floating Rate Toggle Note)

PNA INTERMEDIATE HOLDING CORPORATION

Senior Floating Rate Toggle Notes due 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest.

(a) PNA Intermediate Holding Corporation, a Delaware corporation, or its successor (together, “PNA”), promises to pay interest on the principal amount of this Note (“Senior Note”) at a floating rate. PNA will pay interest in United States dollars (except as otherwise provided herein) quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on May 15, 2007, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Senior Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including February 12, 2007; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Senior Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after February 12, 2007), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Senior Notes, in which case interest shall accrue from the date of authentication. PNA shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Senior Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. laws of general application.

Cash Interest (defined below) on the Senior Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus the Spread (defined below), as determined by the calculation agent (the “Calculation Agent”), which shall initially be The Bank of New York, and be payable in cash. For any Interest Period after the initial Interest Period, the Company may, at its option, elect to pay interest on the Senior Notes (1) entirely in cash (“Cash Interest”) or (2) entirely by increasing the principal amount of the outstanding Senior Notes or by issuing additional PIK Notes (“PIK Interest”). PIK Interest on the Senior Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 0.75% plus the Spread, as determined by the Calculation Agent. PNA must elect the form of payment of interest (including Additional Interest, if any) with respect to each Interest Period (other than the initial Interest Period) by delivering a notice to the Trustee not later than five (5) Business Days prior to the beginning of each such Interest Period. The Trustee shall within five (5) Business Days after receipt thereof deliver a corresponding notice to the Holders. In the absence of such an election for any Interest Period, interest on the Senior Notes shall be payable according to the election for the previous Interest Period. Interest for the first Interest Period commencing on the Issue Date shall be payable entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Senior Notes as described under Sections 3.7, 3.9, 3.10 and 3.11 of the Indenture shall be made solely in cash. At all times, PIK Interest on the Senior Notes will be payable (x) with respect to Senior Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Senior Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and (y) with respect to Senior Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of holders. Following an increase in the principal amount of the outstanding global Senior Notes as a result of a PIK Payment, the Senior Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Notes issued pursuant to a PIK Payment will mature on February 15, 2013 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Senior Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note. Unless the context otherwise requires, for all purposes of this Senior Note (i) references to Senior Notes include any Additional Notes actually issued and PIK Notes actually issued and (ii) references to “principal amount” include any increase in the principal amount of outstanding notes (including PIK Notes) as a result of a PIK Payment.

For the purposes of the Senior Notes, the following definitions shall apply:

“Spread” means 7.00%, plus, for each Interest Period commencing (1) on or after the earlier of (i) the date that is 90 days following the consummation of a Qualified Equity Issuance and (ii) the first anniversary of the Issue Date, and prior to the first anniversary of the date that is 90 days following the consummation of a Qualified Equity Issuance or the second anniversary of the Issue Date, as applicable, 0.50%, and (2) on or after (i) the first anniversary of the date that is 90 days following the consummation of a Qualified Equity Issuance or (ii) the second anniversary of the Issue Date, as applicable, an additional 0.50%.

“Senior Floating Rate Toggle Notes” means the Senior Notes.

Subject to the issuance of PIK Notes, the Senior Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Senior Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g. 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

(b) [Registration Rights Agreement. The Holder of this Note is entitled to the benefits of a Registration Rights Agreement, dated as of February 12, 2007, among the Issuer and the Initial Purchasers.]1

(2) Method of Payment. PNA will pay interest on the Senior Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Senior Notes at the close of business on the February 1, May 1, August 1 and November 1 preceding the Interest Payment Date, even if such Senior Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Senior Notes shall be payable as to principal, premium and interest at the office or agency of PNA maintained for such purpose within or without the City and State of New York, or, at the option of PNA, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Senior Notes the Holders of which shall have provided written wire transfer instructions to PNA and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Senior Note prior to Stated Maturity shall be binding upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in ex-change hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Senior Note shall be payable only upon presentation and surrender of this Senior Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent, Registrar and Calculation Agent. Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent, Registrar and Calculation Agent. PNA may change any Paying Agent, Registrar or Calculation Agent without notice to any Holder. PNA or any of its Restricted Subsidiaries may act in any such capacity.

[1]	To be included only in the Initial Notes on the Issue Date and any Additional Notes that bear the Restricted Note Legend.

(4) Indenture. PNA issued the Senior Notes under an Indenture, dated as of February 12, 2007 (the “Indenture”), between PNA Intermediate Holding Corporation and the Trustee. The terms of the Senior Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Senior Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Senior Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Senior Notes issued on the Issue Date are senior Obligations of PNA limited to $170,000,000 in aggregate principal amount at maturity, plus amounts, if any, sufficient to pay premium and interest on outstanding Senior Notes as set forth in Paragraph 1 hereof. The Indenture permits the issuance of Additional Notes and PIK Notes subject to compliance with certain conditions.

(5) Optional Redemption.

(a) [Reserved]

(b) The Senior Notes may be redeemed, in whole or in part, at the option of PNA upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of their principal amount at maturity from the Issue Date up to (but not including) February 15, 2008 and thereafter at the percentage set forth below across from the corresponding year (expressed as a percentage of the principal amount at maturity of the Notes to be redeemed), plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Percentage
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

(6) Mandatory Redemption.

(a) Except as set forth under Sections 3.9, 3.10, 3.11, 4.10 and 4.14 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

(b) Under certain circumstances, if the Senior Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, PNA shall be required to redeem for cash that portion of each Senior Note then outstanding equal to the Mandatory Principal Redemption Amount at a price in cash equal to 100% of the principal amount at maturity thereof plus accrued and unpaid interest thereon on the date of redemption.

(7) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require PNA to repurchase all or any part (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, PNA will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales, PNA may be required to offer to purchase Senior Notes.

(c) Upon the occurrence of a Qualified Equity Issuance, PNA shall be required to offer to purchase Senior Notes.

(d) Holders of the Senior Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from PNA prior to any related Purchase Date and may elect to have such Senior Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8) Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Senior Notes are to be redeemed at its registered address. Senior Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Senior Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on the Senior Notes or portions hereof called for redemption.

(9) Denominations, Transfer, Exchange. The Senior Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Senior Notes may be registered and the Senior Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and PNA may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. PNA need not exchange or register the transfer of any Senior Note or portion of a Senior Note selected for redemption, except for the unredeemed portion of any Senior Note being redeemed in part. Also, it need not exchange or register the transfer of any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) Persons Deemed Owners. The registered holder of a Senior Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the then outstanding Senior Notes, including, without limitation, consents obtained in connection with a purchase of or, tender offer or exchange offer for Senior Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding Senior Notes, including consents obtained in connection with a tender offer or exchange offer for Senior Notes.

Without the consent of any Holders, PNA, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Senior Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon PNA;

(3) to add additional Events of Default;

(4) to provide for uncertificated Senior Notes in addition to or in place of the certificated Senior Notes including, in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company; or

(10) to conform the text of the Indenture or the Senior Notes to any provision of the “Description of Notes” in the PNA Intermediate Holding Corporation Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Senior Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Senior Notes, PNA, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Senior Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Senior Note affected thereby:

(1) change the Stated Maturity of any Senior Note or of any installment of interest on any Senior Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Senior Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Senior Notes may be subject to redemption or reduce the Redemption Price therefor,

(2) reduce the percentage in aggregate principal amount at maturity of the outstanding Senior Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) subordinate, in right of payment, the Senior Notes to any other Debt of the Company,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Senior Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Senior Notes may on behalf of the Holders of all the Senior Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Senior Notes (including any Senior Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Senior Note affected.

(12) Defaults and Remedies. Events of Default include:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Senior Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Senior Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under Section 5.1 thereof;

(4) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Senior Notes;

(5) a default or defaults under any bonds, debentures, notes or other evidences of Debt (including the PNA Notes but excluding the Senior Notes) by the Company, PNA Group or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $15.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $15.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(6) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $15.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(7) (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the outstanding Senior Notes may declare the principal of the Senior Notes and any accrued interest on the Senior Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount at maturity of the outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of De-fault, other than the nonpayment of accelerated principal of or interest on the Senior Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Senior Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Senior Notes.

If an Event of Default specified in clause (7) above occurs with respect to the Company, the principal of and any accrued interest on the Senior Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(13) Trustee Dealings with PNA. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for PNA or its Affiliates, and may otherwise deal with PNA or its Affiliates, as if it were not the Trustee.

(14) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of PNA or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of PNA under the Senior Notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(15) Authentication. This Senior Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Senior Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

PNA shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

PNA Intermediate Holding Corporation

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

Facsimile: (678) 352-2441

Attention: Chris J. Moreton

ASSIGNMENT FORM

To assign this Senior Note, fill in the form below: (I) or (we) assign and transfer this Senior Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Senior Note on the books of PNA Intermediate Holding Corporation. The agent may substitute an-other to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Senior Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Senior Note purchased by PNA pursuant to Section 3.10 (Qualified Equity Issuance), 4.10 (Asset Sale) or 4.14 (Change of Control) of the Indenture, check the box below:

☐  Section 3.10         ☐  Section 4.10         ☐  Section 4.14

If you want to elect to have only part of the Senior Note purchased by PNA pursuant to Section 3.10, 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:		Your Signature:
(Sign exactly as your name appears on the Senior Note)
Tax Identification No.:
Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OR REGISTRATION

OF TRANSFER RESTRICTED NOTES

PNA Intermediate Holding Corporation

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

Facsimile: (678) 352-2441

Attention: Chris J. Moreton

The Bank of New York, as Trustee

101 Barclay Street, 8W

New York, New York 10286

Facsimile: (212) 815-5704

Attention: Corporate Trust Division - Corporate Finance Unit

Re:	PNA INTERMEDIATE HOLDING CORPORATION

Senior Floating Rate Toggle Notes due 2013 CUSIP # [693463 AA 9/ U72786 AA 1]

Reference is hereby made to that certain Indenture dated February 12, 2007 (the “Indenture”) between PNA Inter-mediate Holding Corporation (“PNA”) and The Bank of New York, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $___________ principal amount at maturity of Notes held in (check applicable space) ____ book-entry or definitive form by the undersigned.

The undersigned ________________ (transferor) (check one box below):

☐	hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

☐	hereby requests the Trustee to exchange or register the transfer of a Note or Notes to _____________ (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(k) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)	☐	to PNA or any of its subsidiaries; or

(2)	☐

inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:
NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF SENIOR NOTES

The following exchanges of a part of this Global Note for other Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Senior Note Custodian

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of February 12, 2007, by and between PNA Intermediate Holding Corporation (“PNA”) and the Trustee (as amended and supplemented from time to time, the “Indenture”) and any additional Guarantors) has guaranteed the Notes and the obligations of PNA under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Senior Floating Rate Toggle Notes due 2013 (the “Notes”) of PNA, a Delaware corporation, whether at stated maturity, by acceleration or other-wise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of PNA to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Note Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of PNA’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Note Guarantee of payment and not of collectibility.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

B-1

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY

REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of

[NAME OF GUARANTOR]

By:
Name:
Title:

(SEAL)

B-2

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

PNA Intermediate Holding Corporation

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

Facsimile: (678) 352-2441

Attention: Chris J. Moreton

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Facsimile: (212) 815-5704

Attention: Corporate Trust Division – Corporate Finance Unit

Re:	PNA Intermediate Holding Corporation (“PNA”)

Senior Floating Rate Toggle Notes due 2013 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $____________ aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and PNA are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S]

PNA Intermediate Holding Corporation

400 Northridge Road, Suite 850

Atlanta, Georgia 30350

Facsimile: (678) 352-2441

Attention: Chris J. Moreton

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Facsimile: (212) 815-5704

Attention: Corporate Trust Division – Corporate Finance Unit

Re:	PNA Intermediate Holding Corporation (“PNA”)

Senior Floating Rate Toggle Notes due 2013 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________________ aggregate principal amount at maturity of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

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PNA and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

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